Exhibit 99.3
CABLEVISION SYSTEMS CORPORATION
RELATED PARTY TRANSACTION APPROVAL POLICY
General
          A committee (an “Independent Committee”) of the Board of Directors of Cablevision Systems Corporation (the “Company”) consisting entirely of directors who have been determined by the Board of Directors to be independent directors for purposes of the NYSE corporate governance standards (“Independent Directors”) will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K of the Securities and Exchange Commission (“Item 404”) has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the Securities and Exchange Commission as set forth in Item 404. To simplify the administration of the approval process under this related party transaction approval policy, an Independent Committee may, where it deems it to be appropriate, establish guidelines for certain types of these transactions. The policy does not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers is determined by the full Board of Directors. Compensation of executive officers is subject to the approval of the Compensation Committee of the Board of Directors. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of the Class A Common Stock to holders of

Class A Common Stock and Class B Common Stock to holders of Class B Common Stock. No director on an Independent Committee will participate in the consideration of a related party transaction with that director or any related person of that director.
Transactions with MSG
          An Independent Committee will similarly oversee approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and Madison Square Garden, Inc. (“MSG”) and its subsidiaries, on the other hand, to the extent involving amounts in excess of the dollar threshold set forth in Item 404 (the “Item 404 Threshold”). To simplify the administration of the approval process under this related party transaction approval policy, an Independent Committee may, where it deems it to be appropriate, establish guidelines for certain types of these transactions. The approval requirement will not apply to the implementation and administration of intercompany arrangements under this related party transaction approval policy, but will cover any amendments, modifications, terminations or extensions involving amounts in excess of the Item 404 Threshold, as well as the handling and resolution of any disputes involving amounts in excess of the Item 404 Threshold. The Company’s executive officers and directors who are also senior executives or directors of MSG may participate in the negotiation, execution, amendment, modification, or termination of intercompany arrangements subject to this related party transaction approval policy, as well as in any resolution of disputes under intercompany arrangements, on behalf of either or both of the Company and MSG, in each case under the direction of an Independent Committee or the comparable committee of the board of directors of MSG.

Amendment and Termination
          This related party transaction approval policy cannot be amended or terminated without the prior approval of a majority of the Independent Directors and by a majority of the directors elected by the Class B Common Stockholders.